UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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❑	Definitive Proxy Statement

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❑	Soliciting Material Pursuant to §240.14a-12
Berkshire Hills Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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60 State Street
Boston, Massachusetts 01209

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 17, 2018

May 9, 2018

This Supplement to our Proxy Statement dated April 6, 2018 (the "Proxy Statement") is furnished on or about May 9, 2018 to shareholders of record of Berkshire Hills Bancorp, Inc. (the "Company") in connection with the solicitation by our Board of Directors (the "Board") of proxies to be voted at the 2018 Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 17, 2018, at 10:00 a.m. Eastern Time. Our Board previously made available to you proxy materials in connection with the Annual Meeting, including a proxy statement containing important information about the items of business to be considered at the Annual Meeting.

The purpose of this supplement is to provide additional clarifying information that specifically addresses the recommendation of International Shareholders Services Inc. ("ISS") against the proposal to increase the Company's authorized preferred stock from 1 million to 2 million shares and to clarify the Company's anti-takeover discussion in Proposal 3 to the Proxy Statement. The Company's Board of Directors continues to recommend that shareholders vote "FOR" the increase to the Company's authorized preferred stock for the reasons described in Proposal 3 to the Proxy Statement. The additional information provided in this supplement should be read in conjunction with our Annual Meeting materials, including the Proxy Statement.  Except as described in this supplement, the information provided in the Proxy Statement continues to apply.  However, the information contained in this supplement modifies or supersedes any inconsistent information contained in the Proxy Statement.

Proposal 3: Amendment to Berkshire's Certificate of Incorporation to Increase Authorized Preferred Stock from 1 Million to 2 Million Shares – Possible Anti-Takeover Effects of the Amendment

The additional clarifying information to this subpart is bolded and underlined below:

Possible Anti-Takeover Effects of the Amendment.  Our Certificate of Incorporation, both presently and as proposed to be amended, authorizes the issuance of "blank check" preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Our Board is empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common shareholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company. Therefore, approval of the proposed amendment, and the designation and issuance of future series of preferred stock, could assist the Company in delaying or preventing unsolicited takeovers and changes in control in our management. However, the proposed amendment to our Certificate is not being recommended in response to any specific effort of which our Board is aware to obtain control of the Company by means of a merger, tender offer, solicitation, or otherwise, and our Board does not intend or view the proposed amendment as an anti-takeover measure. The Board represents that it will not, without prior shareholder approval, issue or use the newly authorized preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.

Except as provided in this supplement to our Proxy Statement, the information provided in the Proxy Statement continues to apply.